Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of mCloud Technologies Corp.

We, KPMG LLP, consent to the use of our Independent Auditor’s Report dated March 23, 2021, on the consolidated financial statements of mCloud Technologies Corp., which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019 and the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies; and to the reference to our firm under the heading “Interests of Experts” in the prospectus included in the registration statement on Form F-10 dated October 15, 2021 of mCloud Technologies Corp.

/s/ KPMG LLP

Chartered Professional Accountants

October 15, 2021

Calgary, Canada

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